NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 24, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 10, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization between Exchange Listed Funds Trust and Horizons ETF Trust I became effective on July 10, 2017. Shares of Exchange Listed Funds Trust Horizons S&P 500 Covered Call ETF (Symbol: HSPX) were exchanged for shares of Horizons ETF Trust I Horizons S&P 500 Covered Call ETF (Symbol: HSPX) with the same aggregate net asset value for each share of Exchange Listed Funds Trust Horizons S&P 500 Covered Call ETF held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 10, 2017.